     Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS THIRD QUARTER NET INCOME OF $770 MILLION
OR $2.36 PER DILUTED SHARE

Third Quarter Results
	2019	2018	YOY Change
Total loans, end of period (in billions)	$92.5	$86.9	6%
Total revenue net of interest expense (in millions)	$2,900	$2,724	6%
Total net charge-off rate	3.05%	2.97%	8 bps
Net income (in millions)	$770	$720	7%
Diluted EPS	$2.36	$2.05	15%

Riverwoods, IL, October 22, 2019 - Discover Financial Services (NYSE: DFS) today reported net income of $770 million or $2.36 per diluted share for the third quarter of 2019, as compared to $720 million or $2.05 per diluted share for the third quarter of 2018. The company’s return on equity for the third quarter of 2019 was 26%.

Commenting on the company's results, Roger Hochschild, CEO and President of Discover, said, “We had a strong third quarter, achieving key objectives for loan growth, margin expansion and credit performance, against the backdrop of continued stability in the consumer sector of the U.S. economy. We continued to invest in our operating model with the objective of driving sustained profitable growth and solid returns.” Hochschild added, “Once again this quarter we generated an outstanding return on equity of 26%, reflecting the strength of our business model.  Looking ahead to the fourth quarter, we expect to finish the year on a very solid footing, achieving all elements of our 2019 financial and operational guidance.”

Segment Results:

Direct Banking

Direct Banking pretax income of $943 million increased by $20 million from the prior year driven by higher net interest income, partially offset by an increase in the provision for loan losses and higher operating expenses.

Total loans ended the quarter at $92.5 billion, up 6% compared to the prior year. Credit card loans ended the quarter at $74.0 billion, up 7% from the prior year. Personal loans increased $51 million, or 1%, from the prior year. Private student loans increased $333 million, or 4%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $727 million, or 9% from the prior year.

Net interest income increased $179 million, or 8%, from the prior year, driven by loan growth and net interest margin expansion. Net interest margin was 10.43%, up 15 basis points versus the prior year. Card yield was 13.35%, an increase of 29 basis points from the prior year primarily driven by prime rate increases in 2018 as well as favorable portfolio mix, partially offset by higher interest charge-offs and recent prime rate decreases. Interest expense as a percent of total loans increased 19 basis points from the prior year, primarily as a result of higher market rates.

Other income decreased $12 million, or 3%, from the prior year, primarily driven by higher rewards costs.

The 30+ day delinquency rate for credit card loans was 2.50%, up 18 basis points from the prior year and up 16 basis points from the prior quarter. The credit card net charge-off rate was 3.32%, up 18 basis points from the prior year and down 17 basis points from the prior quarter. The student loan net charge-off rate, excluding PCI loans, was 0.69%, down 50 basis points from the prior year and down 4 basis points from the prior quarter. The personal loans net charge-off rate of 3.99% was down 10 basis points from the prior year and down 34 basis points from the prior quarter. The higher overall net charge-off rate was primarily due to the seasoning of recent years' loan growth and supply-driven credit normalization.

Provision for loan losses of $799 million increased $57 million from the prior year as higher net charge-offs were slightly offset by a lower reserve build. The reserve build for the third quarter of 2019 was $98 million, compared to a reserve build of $100 million in the third quarter of 2018.

Expenses were up $90 million from the prior year primarily as a result of increases in employee compensation, professional fees and marketing. Employee compensation increased as a result of higher average salaries and benefits. Professional fees increased primarily in connection with achieving a higher level of recoveries. Marketing expense increased as a result of higher investment in new account acquisition.

Payment Services

Payment Services pretax income was $51 million in the quarter, up $7 million from the prior year, due to higher revenue driven by transaction volume growth.

Payment Services volume was $62.6 billion, up 7% versus the prior year. PULSE dollar volume was up 5% year-over-year, which reflects the impact of strong growth from existing issuers and acquirers, as well as new issuing and acquiring relationships. Network Partners volume increased by 30% from the prior year driven by AribaPay.

Share Repurchases

During the third quarter of 2019, the company repurchased approximately 5.1 million shares of common stock for $419 million. Shares of common stock outstanding declined by 1.4% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its third quarter results on Tuesday, October 22, 2019, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network, comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:

Investors:
Craig Streem, 224-405-5923
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2018, and “Management's Discussion & Analysis of Financial Condition and Results
of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).